[AMERICAN EXPRESS ICON] AMERICAN                   IDS LIFE INSURANCE COMPANY
                          EXPRESS
---------                                          IDS Tower 10
FINANCIAL                                          Minneapolis, Minnesota 55440
ADVISORS
---------

October 21, 1996

Ladies and Gentlemen:

This letter sets forth the agreement among American Partners Life Insurance Company ("American Partners Life") and American Centurion Life Assurance Company ("American Centurion Life," collectively the "Insurance Companies"), and INVESCO Funds Group, Inc., ("INVESCO") concerning certain administrative services.

1. ADMINISTRATIVE SERVICES AND EXPENSES. Administrative services for APL Variable Annuity Account 1 and ACL Variable Annuity Account 1(collectively, the "Accounts") which invest in the INVESCO VIF-Industrial Income Portfolio (the "Fund') pursuant to the Participation Agreements, as may be amended from time to time, among American Partners Life, INVESCO Variable Investment Funds, Inc. (the "Company") and INVESCO dated October 31, 1995 and among American Centurion Life, the Company and INVESCO dated December 4, 1996, (collectively the "Participation Agreements"), and for purchasers of variable annuity contracts (the "Contracts) issued through the Accounts, are the responsibility of the Insurance Companies. Administrative services for the Fund, in which the Accounts invest, and for purchasers of Fund shares, are the responsibility of the Company or INVESCO.

     INVESCO recognizes the Insurance Companies as the shareholders of Fund shares purchased under the Participation Agreements on behalf of the Accounts. INVESCO further recognizes that it will derive a substantial savings in Administrative expenses by virtue of having the Insurance Companies as the shareholders of record of Fund shares purchased under the Participation Agreements, rather than multiple shareholders having record ownership of such Fund shares. The administrative expenses for which INVESCO will derive such savings are set forth in Schedule A to this letter agreement.

2.   ADMINISTRATIVE  EXPENSE  PAYMENTS.  In  consideration  of  the  anticipated administrative expense savings resulting to INVESCO from the Insurance Companies' services set forth above, INVESCO agrees to pay the Insurance Companies a fee, computed daily and paid monthly in arrears, equal to twenty (20) basis points (0.20%) applied to the average daily value of the total number of shares of each Fund of the Companies held in the subaccounts of the Accounts until such time as INVESCO, following consultation with the Company's Board of Directors, removes the expense cap that currently is imposed on the Fund. In the event that the expense cap on the Fund is removed, INVESCO agrees to pay the Insurance Companies a fee, computed daily and paid monthly in arrears, equal to twenty-five (25) basis points (0.25%) applied to the average daily value of the total number of shares of each Fund of the Companies held in the subaccounts of the Accounts.

     As soon as practicable after the end of each month, for the Fund, the Insurance Companies will send INVESCO, at the address and in the manner set forth in the Participation Agreements, a statement of the average daily value for the preceding month of shares of such Fund as to which the fee stated in this Paragraph 2 is calculated, together with a statement of the amount of such fee allocated to American Partners Life and American Centurion Life. In the calculation of such fee, the Insurance Companies' records will govern unless an error can be shown in the number of shares used in such calculation.

     INVESCO will pay American Partners Life and American Centurion Life each Company's pro-rata share of such fee within thirty (30) days after INVESCO's receipt of such statement. Such payment will be by wire transfers unless the amount thereof is less than $500. Wire transfers will be sent to the accounts and in the manner specified by American Partners Life and American Centurion Life. Such wire transfers will be separate from wire transfers of redemption proceeds and distributions. Amounts less than $500 may be paid by checks or by another method acceptable to the parties.

     For purposes of this Paragraph 2, the average daily value of the shares of the Fund will be based on the net asset values reported by INVESCO to the Insurance Companies. No adjustments will be made to such net asset values to correct errors in the net asset values so reported for any day unless such error is corrected and the corrected net asset value per share is reported to the Insurance Companies before 5:00 p.m. Central time on the first Business Day after the day to which the error relates.

3. NATURE OF PAYMENTS. The parties to this letter agreement recognize and agree that INVESCO's payments to the Insurance Companies relate to administrative services only and do not constitute payment in any manner for investment advisory services or for costs of distribution of Contracts or of Fund shares, and that these payments are not otherwise related to investment advisory or distribution services or expenses. The amount of administrative expense payments made by INVESCO to the Insurance Companies pursuant to Paragraph 2 of this letter agreement will not be deemed to be conclusive with respect to actual administrative expenses or savings of INVESCO.

4. TERM. This letter agreement will remain in full force and effect for so long as assets of the Fund are attributable to amounts invested by the Insurance Companies under the Participation Agreements, unless terminated in accordance with Paragraph 5 of this letter agreement. In accordance with
     Section 10.4 of the Participation Agreements, this fee will continue to be due and payable with respect to the shares attributable to Existing Contracts for so long as the Insurance Companies continue to provide the administrative services contemplated by this letter agreement.

5. TERMINATION. This letter agreement will be terminated upon mutual agreement of the parties hereto in writing.

6. AMENDMENT. This letter agreement may be amended only upon mutual agreement of the parties hereto in writing.

7. COUNTERPARTS. This letter agreement may be executed in counterparts, each of which will be deemed an original but all of which will together constitute one and the same instrument.

8. GOVERNING LAW. This letter agreement will be construed and the provisions hereof will be interpreted under an in accordance with the laws of the State of Minnesota.

9. ENTIRE AGREEMENT. This letter agreement, together with the attached Schedules or attachments, contains the entire agreement among the parties and supersedes any prior or inconsistent agreements, understandings or arrangements among the parties with respect to the subject matter of this letter agreement, all of which are merged herein.

If this letter agreement is consistent with your understanding of the matters we discussed concerning administrative expense payments, kindly sign below and return a signed copy to us.

Very truly yours,

AMERICAN PARTNERS LIFE                    AMERICAN CENTURION LIFE
INSURANCE COMPANY                         ASSURANCE COMPANY

By:  /s/  Michael J. Hogan                By:  /s/ Michael J. Hogan
      --------------------                     --------------------
Name:     Michael J. Hogan                Name:    Michael J: Hogan
Title:    Vice President, Variable        Title:   Vice President, Variable
          Product Development                      Product Development

ATTEST                                    ATTEST

By:  /s/ Paul D. Sand                     By:  /s/  Eric L. Marhoun
     ----------------                          --------------------
Name:    Paul D. Sand                     Name:     Eric L. Marhoun
Title:   Assistant Secretary              Title:    General Counsel
                                                    and Secretary

Acknowledged and Agreed:

INVESCO FUNDS GROUP, INC.

By: /s/ Ronald L. Grooms
        ----------------
Name:   Ronald L. Grooms
Title:  Senior Vice President

Attachment: Schedule A

                                   SCHEDULE A

MAINTENANCE OF BOOKS AND RECORDS
      o Record issuance of shares
      o Record transfers (via purchase and sell orders)
      o Reconciliation and balancing of the separate accounts at the fund level in the general ledgers, at various banks and within systems interface

COMMUNICATION WITH THE FUND
   o    Purchase Orders
        - Determination of aggregate amount available for investment by the Fund
        - Deposit of receipts at the Fund's custodian (generally by wire transfer)
        - Notification of the custodian of the estimated amount required to pay dividend or distribution

   o    Redemption Orders
        - Determination of aggregate amount required for redemptions by the Fund
        - Notification of the custodian and Fund of cash required to meet payments
        - Cost of share redemptions
   o    Daily pricing

PROCESSING  DISTRIBUTIONS FROM THE FUND
   o     Process ordinary dividends and capital gains
   o     Reinvest Fund distributions

REPORTS
   o     Periodic information reporting to the Fund

FUND-RELATED CONTRACTOWNER SERVICES
   o Financial consultant's advice to contractowners with respect to Fund inquiries (not including information about performance or related to sales)
   o Communications to contractowners regarding fund and subaccounts' performance

OTHER ADMINISTRATIVE SUPPORT
   o Providing other administrative support for the Fund as mutually agreed between the Insurance Companies and the Company or INVESCO
   o Relieving the Company or INVESCO of other usual or incidental administrative services provided to individual contractowners